UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 26, 2021

TD Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36055	45-4077653
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25th Floor, Block C, Tairan Building

No. 31 Tairan 8th Road, Futian District

Shenzhen, Guangdong, PRC 518000

(Address of Principal Executive Offices)

+86 (0755) 88898711

(Issuer’s telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	GLG	Nasdaq Capital Market

Item 1.01. Entry into a Material Definitive Agreement.

Private Placements in August 2021

Common Stock Private Placement

On August 26, 2021, TD Holdings, Inc. (the “Company”) entered into a certain securities purchase agreement (the “Common Stock SPA”) with Ms. Renmei Ouyang, the Chief Executive Officer and Chairwoman of the Company, Mr. Shuxiang Zhang, an affiliate of the Company, and certain other purchasers whom are “non-U.S. Persons” (the “Investors”) as defined in Regulation S of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to which the Company agreed to sell an aggregate of 16,000,000 shares (the “Shares”) of its common stock, par value $0.001 per share (“Common Stock”), at a per share purchase price of $1.00 (the “Common Stock Offering”). The gross proceeds to the Company from the Common Stock Offering will be $16,000,000. Since Ms. Ouyang and Mr. Zhang are affiliates of the Company, the Common Stock Offering has been approved by the Audit Committee of the Board of Directors of the Company as well as the Board of Directors of the Company.

The parties to the Common Stock SPA have each made customary representations, warranties and covenants, including, among other things, (a) the Investors are “non-U.S. Persons” as defined in Regulation S and are acquiring the Shares for the purpose of investment, (b) the absence of any undisclosed material adverse effects, and (c) the absence of legal proceedings that affect the completion of the transaction contemplated by the Common Stock SPA.

The Common Stock SPA is subject to various conditions to closing including Nasdaq’s completion of its review of the notification to Nasdaq regarding the listing of the Shares. The Shares to be issued in the Common Stock Offering are exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Regulation S promulgated thereunder.

Unit Private Placement

On August 26, 2021, the Company entered into a certain securities purchase agreement (the “Unit SPA”) with certain purchasers whom are “non-U.S. Persons” (the “Unit Investors”) as defined in Regulation S of the Securities Act, pursuant to which the Company agreed to sell an aggregate of 19,000,000 units (the “Units”), each Unit consisting of one Common Stock and a warrant to purchase one Common Stock (the “Warrant”) with an initial exercise price of $1.15 at a price of $1.15 per Unit, for an aggregate purchase price of approximately $21.85 million (the “Unit Offering”).

The Warrants are exercisable immediately upon the date of issuance at an initial exercise price of $1.15 for cash (the “Warrant Shares”). The Warrants may also be exercised cashlessly if at any time after the three-month anniversary of the issuance date, there is no effective registration statement registering, or no current prospectus available for, the resale of the Warrant Shares. The Warrants shall expire five years from its date of issuance. The Warrants are subject to customary anti-dilution provisions reflecting stock dividends and splits or other similar transactions.

The parties to the Unit SPA have each made customary representations, warranties and covenants, including, among other things, (a) the Unit Investors are “non-U.S. Persons” as defined in Regulation S and are acquiring the Units for the purpose of investment, (b) the absence of any undisclosed material adverse effects, and (c) the absence of legal proceedings that affect the completion of the transaction contemplated by the Unit SPA.

The Unit SPA is subject to various conditions to closing including Nasdaq’s completion of its review of the notification to Nasdaq regarding the listing of the Units. The Units to be issued in the Unit Offering are exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Regulation S promulgated thereunder.

The net proceeds of the Common Stock Offering and the Unit Offering shall be used by the Company in connection with the Company’s general corporate purposes, working capital, or other related business as approved by the board of directors of the Company.

The forms of the Common Stock SPA, Unit SPA, and Warrant are filed as Exhibits 10.1, 10.2, and 10.3 to this Current Report on Form 8-K, respectively, and such documents are incorporated herein by reference. The foregoing is only a brief description of the material terms of the Common Stock SPA, Unit SPA and Warrant, and does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to such exhibits.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Form of Common Stock Securities Purchase Agreement
10.2	Form of Unit Securities Purchase Agreement
10.3	Form of Warrant
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TD Holdings, Inc.

Date: August 27, 2021	By:	/s/ Renmei Ouyang
	Name:	Renmei Ouyang
	Title:	Chief Executive Officer

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